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                                                                    Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                       NINE MONTHS          YEAR ENDED
                                    SEPTEMBER 30, 1996   DECEMBER 31, 1996   FISCAL YEAR ENDED SEPTEMBER 30,
                                     PROFORMA   ACTUAL   PROFORMA   ACTUAL   1994     1993     1992     1991

                                     --------   ------   --------   ------   -----   ------   ------   ------

PRE-TAX INCOME                           314     270         636     554       131      151      200      237
ADJUST FOR:
  SUBURBAN EARNINGS                      (32)    (32)
  SUBURBAN CASH DISTRIBUTION               5       5
  INTEREST EXPENSE (A)                   129     171         157     240       206       14        6        3
  RENT EXPENSE (A)                        13      13          20      20        19        1        1        1
                                     --------   ------   --------   ------   -----   ------   ------   ------
          TOTAL                          429     427         813     814       356      166      207      241
               (A) FIXED CHARGES         142     184         177     260       225       15        7        4
                                     --------   ------   --------   ------   -----   ------   ------   ------
                                       3.0:1    2.3:1      4.6:1    3.1:1    1.6:1   11.1:1   29.6:1   60.3:1


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